Exhibit 99.1

CHINA DIGITAL COMMUNICATION GROUP ANNOUNCES PRELIMINARY YEAR END RESULTS

ISSUES GUIDANCE FOR ACCELERATED GROWTH IN 2006

LOS ANGELES and SHENZHEN, China, March 7 /PRNewswire-FirstCall/ -- China Digital Communication Group (OTC Bulletin Board: CHID - News), one of the fastest growing battery components manufacturers in China, today announced its preliminary results for the year ended December 31, 2005 that exceeded its previously announced guidance issued on April 25, 2005.

China Digital reported preliminary total revenues of $12.7 million for the year ended December 31, 2005, an increase of 145% from total revenues of $5.2 million for the year ended December 31, 2004, and 11% greater than its previously announced revenue guidance of $11.4 million. China Digital reported preliminary net income of $2.7 million, or $0.05 per fully diluted share, for the year ended December 31, 2005, an increase of 517% from net income of $440,496, or $0.008 per fully diluted share, for the year ended December 31, 2004, and 4% greater than its previously announced net income guidance of $2.6 million.

China Digital attributed its growth to continued, robust demand for its lithium ion battery shell product line from mobile phone manufacturers, expanded production capacity by more than 40% as a result of relocating its wholly owned manufacturing subsidiary Shenzhen E'Jenie to a larger plant in the Xing Lian Industrial Zone, increased manufacturing efficiencies, and new customer orders as compared to 2004.

Guidance for the Year Ending December 31, 2006

The following projections are on a consolidated, pro-forma basis and include the acquisition of Zhuo Tong, which is expected to close in the second quarter of 2006. In order to present an accurate picture of revenue and profit trends, the results stated for 2006 consist of sales and profit from Zhuo Tong, as if China Digital had owned the subsidiary for the entire year. For fiscal year 2006, China Digital projects total revenues of $26.5 million and net income of $7.6 million, or $0.10 per fully diluted share.

Chang Chun Zheng, CEO and Chairman of the Board of China Digital, said, "We have created a scalable operating platform that allows our two subsidiaries, E'Jenie and Zhuo Tong, greater access to shared resources, as well as provides significant cross-marketing and referral opportunities, which we believe can increase revenues by 100% year-over-year in 2006. If 3G systems are readily adopted in China, as we anticipate they will be, our initial projections for 2006 could be significantly higher due to increased demand for 3G components to power various telecommunications equipment and lithium ion mobile phone batteries. In addition to new markets, China Digital will continue to pursue business opportunities with a focus on achieving profitability through additional mergers and acquisitions within the telecommunication equipment and new energy industry fields."

About China Digital Communication Group

Through its two wholly owned subsidiary companies, China Digital Communication Group is one of China's leading manufacturers and developers of advanced telecommunications equipment. Its Shenzhen E'Jenie Science and Technology Co., Ltd. ("E'Jenie") subsidiary sells advanced high-quality lithium ion battery shell and cap products to all major lithium ion battery cell manufacturers in China. E'Jenie's products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices. China Digital's Shenzhen Zhuo Tong ("Zhuo Tong") subsidiary specializes in manufacturing and distributing high-frequency power supply and reversible power supply equipment for communication equipment producers in the IT, power, and radio and television broadcast industries. Zhuo Tong is also a leading developer of third generation (3G) power supply technologies and equipment. China Digital is continuing its expansion across East Asia, while also seeking distribution partners and acquisitions in new global markets including the United States. For more information, visit http://www.chinadigitalgroup.com.

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Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

     At the Company:
     China Digital Communication Group
     Roy Teng
     310-461-1322
     E-mail: info@chinadigitalgroup.com
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     http://www.chinadigitalgroup.com
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     Investor Relations:
     OTC Financial Network
     Peter Clark
     781-444-6100, x629
     peter@otcfn.com
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     http://www.otcfn.com/chid
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